Exhibit 99.1

NASDAQ Announces Review of Alternatives to Divest Its Stake in the London Stock Exchange Group plc

Monday August 20, 4:36 am ET

NEW YORK, Aug. 20, 2007 (PRIME NEWSWIRE) — The Nasdaq Stock Market, Inc. announced today that its Board of Directors has authorized the company to explore alternatives to divest its approximately 31% stake (61.3 million shares) in the London Stock Exchange Group plc (LSE). NASDAQ has retained J.P. Morgan Securities Inc. and UBS Investment Bank to assist in its review of sale alternatives.

In making the announcement, NASDAQ stated its belief that its current stock price does not adequately reflect the value of its stake in the LSE. NASDAQ will use approximately $1 billion of proceeds from any sale to retire senior term debt and intends to use the remainder to repurchase shares. NASDAQ estimates that selling the stake would increase its stand-alone earnings per share for 2008 by approximately $0.30 to $0.35.

There can be no assurance that the exploration of sale alternatives for the stake will result in any transaction. NASDAQ undertakes no obligation to make any further announcements regarding the exploration of sale alternatives. This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire any shares in the capital of London Stock Exchange Group plc or NASDAQ.

Contact:

J.P. Morgan

Fernando Rivas

+1-212-622-6115

fernando.rivas@jpmorgan.com

UBS Investment Bank

Matthew Malloy

+1 212-821-3007

matthew.malloy@ubs.com

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties.

NASDAQ cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the earnings impact of a possible sale transaction, expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NASDAQ’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2006 which is available on NASDAQ’s website at http://www.nasdaq.com and the SEC’s website at SEC’s website at http://www.sec.gov. NASDAQ undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

NDAQG